UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2008

Learning Tree International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27248	95-3133814
(State or other jurisdiction of incorporation)	Commission file number	(I.R.S. Employer identification No.)

1805 Library Street, Reston, VA	20190
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 709-9119

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

At March 28, 2008, the end of our second fiscal quarter, we had approximately $44.0 million in cash and cash equivalents, $32.8 million in face value of auction rate securities (ARS) and $13.2 million of U.S. Treasury bills for a total of approximately $90.0 million in cash, cash equivalents and available for sale securities. This compares to $40.9 million in cash and cash equivalents, $43.5 million in ARS and zero in U.S. Treasury bills at December 28, 2007, for a total of $84.4 million in cash, cash equivalents and available for sale securities at the end of our first fiscal quarter. We successfully disposed of $10.2 million in ARS during the second fiscal quarter of 2008.

Our ARS are long-term debt instruments backed by municipal bonds and student loans. All of our ARS had credit ratings of AAA or AA when purchased. None of our ARS are mortgage-backed debt. Historically, our ARS have been highly liquid, using a Dutch auction process that resets the applicable interest rates every 7, 28 or 35 days to provide liquidity at par. However, as a result of recent liquidity issues experienced in the global credit and capital markets, the auctions for all of our remaining ARS since February 11, 2008 have failed. The failures of these auctions do not affect the value of the collateral underlying the ARS and we will continue to earn and receive interest at contractually set rates. We can finance our operations even if our ARS investments were to be illiquid for an extended period of time.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LEARNING TREE INTERNATIONAL, INC.

Dated: April 2, 2008	By:	/s/ NICHOLAS R. SCHACHT
Nicholas R. Schacht
Chief Executive Officer